Exhibit 99.1

Investor Relations:  (602) 264-1375

SOUTHERN COPPER CORPORATION PRICES $1,250,000,000 UNSECURED NOTES DUE 2036

Phoenix, June 17, 2026 - Southern Copper Corporation (NYSE and LSE: SCCO) (the "Company") announces that on June 16, 2026, it priced US$1,250,000,000 principal amount of 5.350% Notes due 2036 (the “Notes”) in an underwritten, registered public offering.  The transaction is expected to close on or about June 24, 2026, subject to customary closing conditions. These notes will be general unsecured obligations of the Company and will rank equally with all of its existing and future unsecured and unsubordinated debt.

The net proceeds from this offering will be used by Southern Peru Copper Corporation, Sucursal del Perú, our Peruvian branch (“SPCC”), for the development of the Tia Maria project, the financing of the capital expenditure program of SPCC, and/or for general corporate purposes of SPCC, including but not limited to working capital (and expenses due in the short term).

BofA Securities, Inc. and Morgan Stanley & Co. LLC acted as global coordinators and joint bookrunners for the offering and Barclays Capital Inc. and Santander US Capital Markets LLC acted as joint bookrunners for the offering.

The offering is being made pursuant to an effective shelf registration statement, and only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting BofA Securities, Inc. at +1-800-294-1322, Morgan Stanley & Co. LLC at +1-800-624-1808, Barclays Capital Inc. at +1-929-694-1057 or Santander US Capital Markets LLC at +1-855-403-3636. Alternatively, you may get these documents for free by visiting EDGAR on the website of the U.S. Securities and Exchange Commission (the "SEC") at http://www.sec.gov/. Before you invest in the notes, you should read the prospectus supplement, the accompanying prospectus in the registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering.

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we have the largest copper reserves of any listed company.  The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 11.1% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

This press release shall not constitute an offer to sell or purchase or the solicitation of an offer to sell or purchase the Notes or any other securities, nor shall there be any offer, solicitation, purchase or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the jurisdiction.

This press release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding the notes offering, the terms thereof and other statements that are not historical facts are forward-looking statements. Factors that could affect actual results include general market conditions and other factors discussed in the Company's Form 10-K for the period ended December 31, 2025, and the Company's other filings with the SEC.